UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 6, 2016

21st CENTURY ONCOLOGY

HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-170812	26-1747745
(Commission File Number)	(I.R.S. Employer Identification No.)

2270 Colonial Boulevard Fort Myers, Florida	33907
(Address of Principal Executive Offices)	(Zip Code)

(239) 931-7254
(Registrant’s Telephone Number, including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

Chief Executive Officer Transition and Changes to Board of Directors

On September 9, 2016, 21st Century Oncology Holdings, Inc. (the “Company”) announced that the Company had appointed William R. Spalding as President and Chief Executive Officer of the Company, effective as of such date and that Dr. Daniel E. Dosoretz will continue to serve as a member of the Company’s board of directors and senior physician.

Mr. Spalding, age 58, has served as an independent member of our board of directors since May 2016. Prior to joining the Company, Mr. Spalding served as the Chief Executive Officer of PharMEDium Healthcare Holdings, Inc., from January 2014 to November 2015, when it was acquired by AmerisourceBergen Corporation, a publicly-listed company. Mr. Spalding also served as PharMEDium’s Executive Vice President—Strategy, Finance and Legal, from April 2013 to January 2014, and as an independent board member of PharMEDium from August 2010 to February 2013. Prior to that, Mr. Spalding was a Senior Partner in the law firm of King and Spalding, LLP, where he led the Private Equity & Investment Funds Practice and was a member of the firm’s management committee. Mr. Spalding also co-founded The CrawfordSpalding Group, a professional advisory and management services firm, and previously served as Executive Vice President—Strategy and Managed Care of CVS Caremark Corporation and Executive Vice President—Strategic Initiatives of Caremark Rx, Inc. Mr. Spalding is the Non-Executive Chairman of the Board of MedVantx Corporation and has served as a board member of SecureWorks Corp. and the Carter Presidential Center Board of Counselors. Mr. Spalding holds an A.B., with honors, from Dartmouth College and a J.D., summa cum laude, from Washington & Lee University School of Law.

In connection with the CEO transition, our board of directors voted on September 6, 2016, to reduce the size of the board from eight to six directors. The board seats held by Dr. Howard Sheridan, director since 1988, and Erin Russell, director since 2008, were eliminated effective September 6, 2016. Dr. Sheridan’s and Ms. Russell’s resignations from the board of directors were as a result of the reduction in the size of the board and not due to any disagreement with the Company.

Employment Agreement with Mr. Spalding

Pursuant to the terms of an Executive Employment Agreement, dated September 8, 2016, by and between the Company and Mr. Spalding (the “Employment Agreement”), Mr. Spalding will receive a minimum annual base salary of $500,000 and an annual performance-based incentive bonus with a target of not less than 200% of his base salary (provided that Mr. Spalding’s target bonus will be $580,000 for 2016), to be earned based upon attainment of one or more pre-established performance goals set by the Company’s board of directors or the compensation committee. Any earned bonus will be paid in accordance with the Company’s annual incentive plan applicable to similarly situated executives of the Company and its subsidiaries, as in effect from time to time.

No later than October 23, 2016, Mr. Spalding will be granted non-qualified options to acquire 4% of the fully-diluted outstanding equity instruments of 21st Century Oncology Investments, LLC (“21CI”) or the Company, or such other equity-based award providing the same value (the “Equity Award”). The Equity Award will vest monthly over a four year period, with 100% accelerated vesting in the event of a change in control of the Company, in each case, subject to Mr. Spalding’s continued employment with the Company through the applicable vesting date. Additionally, the Company’s board of directors will endeavor to provide Mr. Spalding with the option to participate as an investor, for up to $2,000,000, in any equity financing that is offered before September 8, 2017, on terms and conditions which are no less favorable than the terms and conditions offered to other investors participating in such offering.

The term of Mr. Spalding’s employment will be five years, terminable earlier due to Mr. Spalding’s death or disability, by the Company with or without “cause” or by Mr. Spalding for “good reason” (each as defined in the Employment Agreement) or any or no reason. Upon any termination, Mr. Spalding will be entitled to (i) his base salary accrued but unpaid as of the termination date, (ii) any earned but unpaid bonus for the calendar year preceding the termination date, (iii) any non-forfeitable benefits under any of the Company’s benefit plans, and (iv) except in the case of a termination for “cause,” retention of his interest in any vested equity grants. Additionally, if Mr. Spalding’s employment is terminated by the Company without “cause” or by Mr. Spalding for “good reason,” in each case, subject to his execution and non-revocation of a general release of claims in favor of the Company within 60 days of his termination date, Mr. Spalding will receive 24 monthly payments following his termination date, with each payment equal to one-twelfth of the sum of his base salary and target bonus.

In the event that any payment or benefit received or to be received by Mr. Spalding pursuant to the Employment Agreement (the “Benefits”) would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then either (A) the Benefits will be reduced such that no portion is subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) or (B) the Benefits shall be paid in full, whichever alternative is more beneficial to Mr. Spalding on an after tax basis. In addition, the Company shall take commercially reasonable efforts to present the Benefits to its equity holders to exempt such Benefits from the Excise Tax, if such a cure is available through a vote of equity holders under Section 280G of the Code.

The Employment Agreement requires Mr. Spalding to not disclose the Company’s confidential information during his employment term and thereafter and includes non-compete and non-solicitation agreements customary for agreements of this type, which cover his term of employment and the following 24 months.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to such document, a copy of which is attached hereto as Exhibit 10.1 and incorporated into this Item 1.01 by reference.

Letter Agreement with Dr. Dosoretz

In connection with the CEO transition, the Company and Dr. Dosoretz entered into a Letter Agreement, effective September 8, 2016 (the “Letter Agreement”), pursuant to which Dr. Dosoretz will continue to be bound by the terms of his Second Amended and Restated Employment Agreement, originally dated May 6, 2014 (the “Dosoretz Employment Agreement”), except as amended by the terms of the Letter Agreement, including (without limitation) that (i) he will no longer serve as the Company’s Chief Executive Officer but will continue to serve as a senior physician, (ii) his employment will be entirely “at will” but, upon any termination of service that qualifies as a “separation from service” as defined by Section 409A, he will be entitled to receive severance of approximately $3.7 million, (iii) he will be compensated at a rate of $10 per RVU generated per year, which amount will be paid prospectively at an annual rate of $700,000 per year (adjusted on a quarterly basis for any underpayments or overpayments). The Letter Agreement also clarifies certain additional agreements between the Company and 21CI, including (without limitation) that (i) Dr. Dosoretz will give up certain rights under the Company’s Second Amended and Restated Securityholders Agreement, dated as of September 24, 2014, (ii) Dr. Dosoretz and 21CI shall waive their respective put and call rights under that certain Management Stock Contribution and Unit Subscription Agreement, as well as any other put or call rights that the parties might have with respect to equity currently held by Dr. Dosoretz in the Company, 21CI or any of their respective affiliates, and (iii) that Dr. Dosoretz will undertake to facilitate the Company’s negotiation with Theriac Management Investments, LLC (“Theriac”) regarding the Company’s desire to (x) modify the terms of existing leases between the Company and its affiliates and Theriac in accordance with certain additional terms further described in the Letter Agreement and (y) eliminate or reduce the Company’s obligations with respect to leases between the Company and its affiliates and Theriac that relate to centers and other locations that are not currently utilized or underutilized by the Company and its affiliates, including subletting such locations, it being understood that Dr. Dosoretz will not be making any decisions on behalf of Theriac in respect of the foregoing.

The foregoing description of the Letter Agreement is qualified in its entirety by reference to such document, a copy of which is attached hereto as Exhibit 10.2 and incorporated into this Item 1.01 by reference.

Issuance of Series A Preferred Stock and Satisfaction of First Capital Event

As previously disclosed, on August 15, 2016 and on August 16, 2016, respectively, the Company entered into (i) an amendment and waiver (“Amendment No. 2”) to the Credit Agreement, dated as of April 30, 2015, among the Company, the Company’s subsidiary, 21st Century Oncology, Inc. (“21C”), the lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc., as administrative agent, and the other agents and arrangers named therein, and (ii) the third supplemental indenture (the “Supplemental Indenture”), among the Company, 21C, the guarantors party thereto and Wilmington Trust, National Association. According to Amendment No. 2 and the Supplemental Indenture, 21C is required to receive no later than September 10, 2016, net cash proceeds from the issuance or sale of 21C’s capital stock or from other equity investments in an aggregate amount of at least $25.0 million (the “First Capital Event”).

On September 9, 2016, the Company issued to Canada Pension Plan Investment Board (“CPPIB”), in a private placement, an aggregate of 25,000 shares of its Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), for a purchase price of $25.0 million. The Company had previously issued to CPPIB, on September 24, 2014, 385,000 shares of Series A Preferred Stock for a purchase price of $325.0 million.

This equity investment satisfies the First Capital Event requirement in Amendment No. 2 and the Supplemental Indenture and provides the Company with substantial incremental liquidity.

The Series A Preferred Stock was issued by the Company to CPPIB pursuant to a Subscription Agreement (the “Subscription Agreement”), dated as of September 9, 2016, by and among the Company, CPPIB, 21CI and 21C (collectively with the Company and 21CI, the “Sellers”). The Subscription Agreement contains customary representations and warranties of the Sellers and CPPIB and covenants with respect to the ongoing operation of the Company’s business.

As set forth in the Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock (the “Certificate of Designations”), holders of Series A Preferred Stock are entitled to receive, as and if declared by the board of directors of the Company, dividends at an applicable rate per annum, payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year. Until September 24, 2017, any dividends when and if declared, shall be paid by the Company in the form of additional shares of Series A Preferred Stock. Starting as of July 17, 2016, the applicable dividend rate on the Series A Preferred Stock will be 16.00%, provided that, upon the occurrence of certain default events after September 9, 2016, dividends will accrue at a rate of 26.00%. Such dividends accrue daily, whether or not declared by the board of directors of the Company. After September 24, 2017, and only if the Company’s outstanding senior notes are repaid in full, dividends will be paid in cash upon the election of a majority of the holders of Series A Preferred Stock (the “Majority Preferred Holders”).

The Series A Preferred Stock is mandatorily convertible into common stock, par value $0.01 per share (the “Common Stock”), of the Company upon the occurrence of a qualifying initial public offering of the Company or a qualifying merger, in each case, at the conversion prices set forth in the Certificate of Designations. In the case of a qualifying initial public offer, the conversion price is the initial public offering price of the qualifying initial public offer. Holders of Series A Preferred Stock also have, among other rights, the right to require the Company to repurchase their shares upon the occurrence of certain events of default and certain change of control transactions, at the prices set forth in the Certificate of Designations. In addition, the Certificate of Designations also provides for certain consent rights of the Majority Preferred Holders in connection with specified corporate events of 21CI or its subsidiaries, including, among other things, with respect to certain equity issuances and certain acquisitions, financing transactions and asset sale transactions. Upon certain events of default and the obtaining of applicable anti-trust regulatory approvals, holders of Series A Preferred Stock are also entitled to vote together with holders of Common Stock, on an as-converted basis.

Third Amended and Restated Securityholders Agreement

Effective as of September 9, 2016, 21CI, the Company, CPPIB and the other parties thereto entered into a Third Amended and Restated Securityholders Agreement (the “Amended Securityholders Agreement”). The Amended Securityholders Agreement amends and restates 21CI’s existing securityholders agreement in its entirety to provide, among other things, that 21CI’s board of managers (the “Board of Managers”), the Company’s board of directors (the “Company Board”) and 21C’s board of directors (the “21C Board” and together with the Board of Managers and the Company Board, the “Seller Boards”) are to be comprised of (i) two managers nominated by the Majority Preferred Holders, (ii) two managers nominated by funds affiliated with Vestar Capital Partners (“Vestar”), (iii) the chief executive officer of the Company and two independent managers, neither of whom is an affiliate of the nominating Majority Preferred Holders or an officer or employee of the Company. Following an event of default under the Certificate of Designations, the parties to the Amended Securityholders Agreement have agreed to vote in favor of a changed board composition at the election of the Majority Preferred Holders. The Amended Securityholders Agreement provides for similar consent rights of the Majority Preferred Holders to those contained in the Certificate of Designations. The Amended Securityholders Agreement also contains certain restrictions on transfer of 21CI’s equity securities, drag-along rights, tag-along rights, registration rights, a right of first refusal on the transfer of certain securityholders’ equity securities and customary information rights.

In addition, in the event that 21CI or the Company proposes to incur indebtedness to a third party or the Company proposes to issue shares of its capital stock or other equity securities, the holders of the Series A Preferred Stock will have the right to provide a portion of such indebtedness or purchase a portion of such capital stock or other equity securities. The Amended Securityholders Agreement also provides for an executive committee of each of the Seller Boards (the “Executive Committees”), which will carry out all activities of each of the Seller Boards to the extent permitted by applicable Delaware law. The Executive Committees shall be comprised of three members, one of which shall be designated by the Majority Preferred Holders, one of which shall be designated by a fund affiliated with Vestar and one of which shall be the chief executive officer of the Company.

Eighth Amended and Restated Limited Liability Company Agreement of 21st Century Oncology Investments, LLC

Effective as of September 9, 2016, 21CI entered into the Eighth Amended and Restated Limited Liability Company Agreement (the “Amended LLC Agreement”). The Amended LLC Agreement amends and restates 21CI’s existing limited liability company agreement in its entirety to, among other things, implement the terms of the Subscription Agreement and the Amended Securityholders Agreement including, without limitation, the board and committee composition terms set forth therein.

The foregoing descriptions of the Certificate of Designations, the Subscription Agreement, the Amended Securityholders Agreement and the Amended LLC Agreement are qualified in their entirety by reference to such documents, copies of which are attached hereto as Exhibits 3.1, 10.3, 10.4 and 10.5, respectively, and incorporated into this Item 1.01 by reference.

Item 3.02              Unregistered Sales of Equity Securities.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The 25,000 shares of Series A Preferred Stock issued and sold to CPPIB on September 9, 2016 in reliance upon the exemption from registration under Regulation S of the Securities Act of 1933, as amended.

Item 5.02              Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02.

Item 5.03              Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.03.

Item 7.01              Regulation FD Disclosure.

On September 9, 2016, the Company issued a press release regarding the foregoing matters. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
3.1	Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock of 21st Century Oncology Holdings, Inc.
10.1	Executive Employment Agreement, dated as of September 8, 2016, by and among 21st Century Oncology Holdings, Inc. and William R. Spalding.
10.2	Letter Agreement, dated as of September 8, 2016, by and among 21st Century Oncology Holdings, Inc., 21st Century Oncology Investments, LLC and Dr. Daniel Dosoretz.
10.3*

Subscription Agreement, dated as of September 9, 2016, by and among 21st Century Oncology Investments, LLC, 21st Century Oncology Holdings, Inc., 21st Century Oncology, Inc., and Canada Pension Plan Investment Board.

10.4

Third Amended and Restated Securityholders Agreement, dated as of September 9, 2016, by and among 21st Century Oncology Investments, LLC, 21st Century Oncology Holdings, Inc. and the other parties thereto.

10.5*	Eighth Amended and Restated Limited Liability Company Agreement of 21st Century Oncology Investments, dated as of September 9, 2016.
99.1	Press Release dated as of September 9, 2016.

*                                         Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

.SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

21st CENTURY ONCOLOGY HOLDINGS, INC.

Date: September 9, 2016	By:	/s/ LeAnne M. Stewart
Name: LeAnne M. Stewart
Title: Chief Financial Officer